Exhibit 99.2

IMPORTANT-PLEASE READ THIS EXCHANGE AND TRANSMITTAL INFORMATION BOOKLET CAREFULLY BEFORE COMPLETING THE ENCLOSED LETTER OF TRANSMITTAL, OR, IF ELIGIBLE, THE ELECTRONIC LETTER OF TRANSMITTAL

EXCHANGE AND TRANSMITTAL INFORMATION BOOKLET FOR SHARES OF

COMMON STOCK OF DUPONT DE NEMOURS, INC.

Forming Part of the Terms and Conditions of this Exchange Offer

I/we, the undersigned signatory to the Letter of Transmittal, surrender to you for exchange in this exchange offer (the “Exchange Offer”) the share(s) of DuPont de Nemours, Inc. (“DuPont”) common stock, par value $0.01 per share (“DuPont common stock”) identified below for shares of common stock, par value $0.01 per share (“N&B common stock”), of Nutrition & Biosciences, Inc., a Delaware corporation (“N&B”). I/we certify that I/we have complied with all requirements as stated in the instructions included herein, am/are the registered holder(s) of the share(s) of DuPont common stock represented by the book-entry position identified on my Letter of Transmittal and have full authority to surrender these book-entry shares, give the instructions in the Letter of Transmittal and enter into the agreements set forth in the Letter of Transmittal. I/we warrant that the share(s) represented by book-entry are free and clear of all liens, restrictions, adverse claims and encumbrances. I/we acknowledge that, following the consummation of the Exchange Offer and the expected Clean-Up Spin-Off (as defined in the Prospectus), Neptune Merger Sub I Inc. (“Merger Sub I”), a Delaware corporation and wholly owned subsidiary of International Flavors & Fragrances Inc. (“IFF”), will be merged with and into N&B, whereby the separate corporate existence of Merger Sub I will cease and N&B will continue as the surviving corporation and a wholly owned subsidiary of IFF (the “Merger”). In the Merger, each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be automatically converted into the right to receive a number of shares of common stock, par value $0.125 per share (“IFF common stock”), of IFF equal to the exchange ratio set forth in the Merger Agreement (the “Merger Exchange Ratio”). Prior to the consummation of the Exchange Offer, N&B will issue to DuPont a number of shares of N&B common stock such that the number of shares of N&B common stock issued and outstanding at the time of the consummation of the Exchange Offer is equal to approximately the same number of shares to be issued by IFF in the Merger, such that the Merger Exchange Ratio is approximately one and, as a result, each share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be canceled and cease to exist and no consideration will be delivered in exchange therefor) will be converted into the right to receive approximately one share of IFF common stock in the Merger. I/we further acknowledge that I/we will not be delivered shares of N&B common stock in the Exchange Offer, but will only receive shares of IFF common stock after the Merger and that once DuPont accepts any of the shares that I/we have tendered, such tender is irrevocable, and I/we will have waived any rights to receive, and forfeited any rights to, shares of N&B common stock distributed in the Clean-Up Spin-Off. I/we agree that I/we irrevocably appoint DuPont’s designees as my/our attorneys-in-fact and proxies, each with full power of substitution, to the full extent of my/our rights with respect to the shares of DuPont common stock tendered and accepted for exchange by DuPont and with respect to any and all other shares of DuPont common stock and other securities issued or issuable in respect of the shares of DuPont common stock on or after the expiration of the Exchange Offer, effective when and only to the extent that DuPont deposits the shares of N&B common stock for the shares of DuPont common stock that I/we have tendered with Computershare Trust Company, N.A. Shares of IFF common stock will be distributed to tendering stockholders by American Stock Transfer & Trust Company (“AST”). Tendering stockholders will deliver all tenders to DuPont’s transfer agent, Computershare Trust Company, N.A. (the “Exchange Offer Agent”).

As specified in the prospectus dated December 31, 2020 (together with any amendments or supplements thereto, the “Prospectus”), fractional shares of IFF common stock will not be delivered to tendering stockholders. Instead, all fractional shares of IFF common stock that a holder of shares of N&B common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by AST. AST will cause the whole shares obtained thereby to be sold on behalf of such holders of shares of N&B common stock that would otherwise be entitled to receive such fractional shares of IFF common stock in the Merger in the open market or otherwise, in each case at then prevailing market prices, and in no case later than five business days after the Merger. AST will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and conveyance and similar taxes, on a pro rata basis, without interest, as soon as practicable to the holders of N&B common stock that would otherwise be entitled to receive such fractional shares of IFF common stock in the Merger. The undersigned instructs IFF and AST to issue a check for fractional shares and to mail by first-class mail, postage prepaid, to the undersigned at the address indicated in the records maintained by or on behalf of DuPont unless otherwise indicated in “Special Delivery Instructions” in the Letter of Transmittal. Capitalized terms used but not defined herein will have the meaning ascribed to them in the Prospectus.

INSTRUCTIONS TO THE LETTER OF TRANSMITTAL

IMPORTANT—PLEASE READ THESE INSTRUCTIONS CAREFULLY BEFORE

COMPLETING THE LETTER OF TRANSMITTAL

Reference is made to the Prospectus and the Letter of Transmittal, which, together with this Exchange and Transmittal Information Booklet, together with any amendments or supplements thereto or hereto, constitute the offer by DuPont to exchange all shares of N&B common stock that are owned by DuPont for shares of DuPont common stock that are validly tendered and not properly withdrawn upon the terms and subject to the conditions set forth herein and in the Prospectus (referred to herein and in the Prospectus as the Exchange Offer). Following the consummation of the Exchange Offer and the expected Clean-Up Spin-Off (described further below), in the Merger, Merger Sub I will be merged with and into N&B, whereby the separate corporate existence of Merger Sub I will cease and N&B will continue as the surviving corporation and a wholly owned subsidiary of IFF. In the Merger, each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of shares of IFF common stock equal to the Merger Exchange Ratio. Prior to the consummation of the Exchange Offer, N&B will issue to DuPont a number of shares of N&B common stock such that the number of shares of N&B common stock issued and outstanding at the time of the consummation of the Exchange Offer is equal to approximately the same number of shares to be issued by IFF in the Merger, such that the Merger Exchange Ratio is approximately one and, as a result, each share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be canceled and cease to exist and no consideration will be delivered in exchange therefor) will be converted into the right to receive approximately one share of IFF common stock in the Merger. N&B common stock will not be delivered to participants in the Exchange Offer; such participants will instead receive shares of IFF common stock in the Merger. No trading market currently exists for N&B common stock. You will not be able to trade shares of N&B common stock before they are converted into shares of IFF common stock in the Merger. In addition, there can be no assurance that shares of IFF common stock, when issued in the Merger, will trade at the same price that shares of IFF common stock are traded at prior to the Merger.

Following the Exchange Offer, the remaining shares of N&B common stock held by DuPont (if the Exchange Offer is not fully subscribed because the number of shares of DuPont common stock that have been tendered and accepted results in fewer than all outstanding shares of N&B common stock being exchanged), will be distributed to DuPont stockholders as of a record date to be announced by DuPont, other than in respect of any shares tendered and accepted in the Exchange Offer, in the Clean-Up Spin-Off.

Although DuPont has mailed the Prospectus to its stockholders to the extent required by U.S. law, including to stockholders located outside the United States, the Prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy, sell or exchange any shares of DuPont common stock, shares of IFF common stock or shares of N&B common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons residing in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of DuPont, N&B or IFF has taken any action under non-U.S. laws regulations to facilitate a public offer to exchange the shares of DuPont common stock, shares of N&B common stock or shares of IFF common stock outside the United States. Accordingly, the ability of any non-U.S. person and any U.S. person residing outside of the United States to tender shares of DuPont common stock in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit such person to participate in the Exchange Offer without the need for DuPont, N&B or IFF to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. stockholders and U.S. stockholders residing outside the United States should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries or countries of residence, as applicable, and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of DuPont common stock, N&B common stock or IFF common stock that may apply in such countries. None of DuPont, IFF or N&B can provide any assurance about whether such limitations may exist.

The Exchange Offer and withdrawal rights will expire one minute after 11:59 p.m., New York City time, on January 29, 2021, unless the Exchange Offer is extended or terminated. The last day on which tenders will be accepted, whether on January 29, 2021 or any later date to which the Exchange Offer is extended, is referred to in this document as the “expiration date.” Shares of DuPont tendered pursuant to the Exchange Offer may be withdrawn at any time prior to expiration of the Exchange Offer.

PLEASE SEE THE SECTION IN THE PROSPECTUS ENTITLED “THE EXCHANGE OFFER” FOR ADDITIONAL INFORMATION AND DETAIL CONCERNING THE EXCHANGE OFFER AND THE PROCEDURES FOR TENDERING YOUR SHARES OF DUPONT COMMON STOCK.

Exchange of Shares of DuPont Common Stock—General Information

Appointment of the DuPont Designees as Attorneys-in-Fact and Proxies

By executing the Letter of Transmittal, you irrevocably appoint DuPont’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of DuPont common stock tendered and accepted for exchange by DuPont and with respect to any and all other shares of DuPont common stock and other securities issued or issuable in respect of the shares of DuPont common stock on or after the expiration of the Exchange Offer. That appointment is effective when and only to the extent that DuPont deposits the shares of N&B common stock for the shares of DuPont common stock that you have tendered with the Exchange Offer Agent. All such proxies will be considered coupled with an interest in the tendered shares of DuPont common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). DuPont’s designees will, with respect to the shares of DuPont common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. DuPont reserves the right to require that, in order for shares of DuPont common stock to be deemed validly tendered, immediately upon DuPont’s acceptance for exchange of those shares of DuPont common stock, DuPont must be able to exercise full voting rights with respect to such shares.

Shares of DuPont Common Stock Deemed Accepted for Exchange Upon Notice by DuPont to the Exchange Offer Agent

For purposes of the Exchange Offer, DuPont will be deemed to have accepted for exchange, and thereby exchanged, DuPont common stock validly tendered and not properly withdrawn if and when DuPont notifies the Exchange Offer Agent of its acceptance of the tenders of those shares of DuPont common stock pursuant to the Exchange Offer.

On or prior to the time of consummation of the Exchange Offer, and prior to the Merger, DuPont will irrevocably deliver to the Exchange Offer Agent a book-entry authorization representing all of the shares of N&B common stock outstanding owned by it, with irrevocable instructions to hold the shares of N&B common stock in trust for DuPont stockholders that are receiving shares of N&B common stock in the Exchange Offer and the Clean-Up Spin-Off. Immediately prior to the Merger, by virtue of the delivery of such shares and the satisfaction prior to the Merger of the conditions to the Distribution and DuPont’s acceptance of all shares tendered in the Exchange Offer, those entitled to shares of N&B common stock in the Exchange Offer or the Clean-Up Spin-Off will be considered the beneficial owners of such shares. The Exchange Offer Agent will continue to hold the shares of N&B common stock in trust for the benefit of those N&B stockholders pending the final calculation of the number of shares of N&B common stock being delivered to such N&B stockholders in the Exchange Offer and the Clean-Up Spin-Off. At the effective time of the Merger, those shares of N&B common stock held in trust by the Exchange Offer Agent will automatically convert into the right to receive shares of IFF common stock and, following the effective time of the Merger, once the final number of shares of N&B common stock received by each N&B stockholder is determined, AST will deliver the appropriate number of shares of IFF common stock based on the terms of the Merger Agreement. Consistent with its obligations under the Exchange Act, DuPont intends to distribute shares of N&B common stock to those DuPont stockholders whose shares are tendered, and accepted, in the Exchange Offer, promptly.

Upon surrender of the documents required by the Exchange Offer Agent, duly executed, each former holder of shares of DuPont common stock will receive from AST in exchange for their shares of N&B common stock shares of IFF common stock and/or cash in lieu of fractional shares of IFF common stock, as the case may be. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment. For the avoidance of doubt, those receiving shares of N&B common stock solely in the Clean-Up Spin-Off need not complete any documentation and they will receive first, their shares of N&B common stock (which shall not be transferable during the brief period in which they are held) and second, their shares of IFF common stock without any action on their part. Shares of N&B common stock will not be delivered to participants in the Exchange Offer; as a participant, you will instead receive shares of IFF common stock in the Merger (or cash in lieu of fractional shares).

If DuPont does not accept for exchange any tendered shares of DuPont common stock for any reason pursuant to the terms and conditions of the Exchange Offer, shares tendered by book-entry transfer pursuant to the procedures set forth in the section of the Prospectus entitled “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering” will be credited to an account maintained within The Depository Trust Company promptly following expiration or termination of the Exchange Offer.

DuPont Will Determine the Validity of Any Tender

DuPont will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of DuPont common stock, in DuPont’s sole discretion, and its determination will be final and binding. DuPont reserves the absolute right to reject any and all tenders of DuPont common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. In the event a stockholder disagrees with such determination, he or she may seek to challenge such determination in a court of competent jurisdiction. DuPont also reserves the absolute right to waive any of the conditions of the Exchange Offer, or any defect or irregularity in the tender of any shares of DuPont common stock. No tender of shares of DuPont common stock is valid until all defects and irregularities in tenders of shares of DuPont common stock have been cured or waived. Neither DuPont nor the Exchange Offer Agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of DuPont common stock or will incur any liability for failure to give any such notification. DuPont’s interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions herein) will be final and binding. Notwithstanding the foregoing, DuPont stockholders may challenge any such determination in a court of competent jurisdiction.

Return of Shares of DuPont Common Stock if Tender Not Accepted

If DuPont does not accept for exchange any tendered shares of DuPont common stock for any reason pursuant to the terms and conditions of the Exchange Offer, shares tendered by book-entry transfer pursuant to the procedures set forth in the Prospectus in the section entitled “The Exchange Offer—Terms of The Exchange Offer—Procedures for Tendering” will be credited to an account maintained within The Depository Trust Company promptly following expiration or termination of the Exchange Offer.

Effect of Tenders

A tender of DuPont common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the Exchange Offer as well as your representation and warranty to DuPont that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of DuPont common stock or other securities issued or issuable in respect of such shares), (2) when the same are accepted for exchange, DuPont will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims, and (3) you own the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act.

It is a violation of Rule 14e–4 under the Exchange Act for a person, directly or indirectly, to tender shares of DuPont common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of DuPont common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of DuPont common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise and (2) will cause such shares to be delivered in accordance with the terms of the Prospectus. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Potential Limitation on Number of Shares of DuPont Common Stock Received

If, upon the expiration of the Exchange Offer, DuPont stockholders have validly tendered more shares of DuPont common stock than DuPont is able to accept for exchange (taking into account the exchange ratio and the total number of shares of N&B common stock being exchanged by DuPont), DuPont will accept for exchange the shares of DuPont common stock validly tendered and not properly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of DuPont common stock to be accepted bears to the total number of shares of DuPont common stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of DuPont common stock, and subject to any adjustment necessary to ensure the exchange of all shares of N&B common stock being offered by DuPont in the Exchange Offer), except for tenders of odd-lots, as described below.

DuPont will announce the preliminary proration factor (if any) for the Exchange Offer at www.dupontexchangeoffer.com and separately by press release promptly after the expiration of the Exchange Offer. Upon determining the number of shares of DuPont common stock validly tendered for exchange, DuPont will announce the final results, including the final proration factor for the Exchange Offer.

Beneficial holders (other than participants in the RSP) of less than 100 shares of DuPont common stock who validly tender all of their shares may elect not to be subject to proration by completing the section in the Letter of Transmittal entitled “Odd-Lot Shares.” If your odd-lot shares are held by a broker for your account, you can contact the broker and request this preferential treatment. All of your odd-lot shares will be accepted for exchange without proration if DuPont completes the Exchange Offer.

Binding Agreement

The tender of DuPont common stock pursuant to any of the procedures described above will constitute a binding agreement between DuPont and you upon the terms of, and subject to, the conditions to the Exchange Offer.

Procedures for Tendering

The exchange of DuPont common stock tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Offer Agent of (a) in the case of shares delivered by book-

entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of DuPont common stock in the Exchange Offer Agent’s account at The Depository Trust Company, pursuant to the procedures set forth in the section of the Prospectus entitled “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering,” (b) the Letter of Transmittal for shares of DuPont common stock, properly completed and duly executed (which eligible holders of DRS shares may complete through the Exchange Offer election website), with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

The Exchange Offer Agent must receive the letter of transmittal for DuPont common stock at the address set forth on the back cover of the Prospectus prior to the expiration of the Exchange Offer. Alternatively, in case of a book-entry transfer of DuPont common stock through The Depository Trust Company, the Exchange Offer Agent must receive the agent’s message and a book-entry confirmation prior to such time and date.

The method of delivery of DuPont common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the Exchange Offer Agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Certificates representing shares of N&B common stock will not be issued to holders of shares of DuPont common stock pursuant to the Exchange Offer. Rather than issuing certificates representing such shares of N&B common stock to tendering holders of shares of DuPont common stock, the Exchange Offer Agent will cause the shares of N&B common stock to be credited to records maintained by the Exchange Offer Agent for the benefit of the respective holders. Pursuant to transactions described in the Prospectus, following the consummation of the Exchange Offer, Merger Sub I will be merged with and into N&B in the Merger and each share of N&B common stock will be automatically converted into the right to receive IFF common stock and cash in lieu of fractional shares of IFF common stock. For the avoidance of doubt, stockholders of DuPont receiving shares of N&B and IFF common stock solely as a result of the expected Clean-Up Spin-Off, and who are not participating in the Exchange Offer, need not complete the Letter of Transmittal or take any other action to receive their shares. As promptly as practicable following the Merger and DuPont’s notice and determination of the final proration factor, if any, AST will credit the shares of IFF common stock into which the shares of N&B common stock have been converted to book-entry accounts maintained for the benefit of the DuPont stockholders who received shares of N&B common stock in the Exchange Offer and/or in the expected Clean-Up Spin-Off and will send these holders a statement evidencing their holdings of shares of IFF common stock.

Shares of DuPont Common Stock Held in Book-Entry DRS

If your shares of DuPont common stock are held in book-entry via the DRS, you must deliver to the Exchange Offer Agent a properly completed and duly executed Letter of Transmittal, along with any required signature guarantees and any other required documents.

Shares of DuPont Common Stock Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution

If you hold shares of DuPont common stock through a broker, dealer, commercial bank, trust company or similar institution and wish to tender your shares of DuPont common stock in the Exchange Offer, you should follow the instructions sent to you separately by that institution. In this case, you should not use the Letter of Transmittal to direct the tender of your DuPont common stock. If that institution holds shares of DuPont common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the Exchange Offer Agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the Exchange Offer Agent receives an agent’s message from The Depository Trust Company confirming the book-entry transfer of your DuPont common stock. A tender by book-entry transfer will be completed upon receipt by the Exchange Offer Agent of an agent’s message, book-entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the Exchange Offer Agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of DuPont common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal (including these instructions) and that DuPont may enforce that agreement against the participant.

The Exchange Offer Agent will establish an account with respect to the shares of DuPont common stock at The Depository Trust Company for purposes of the Exchange Offer, and any U.S. eligible institution that is a participant in The Depository Trust Company may make book-entry delivery of shares of DuPont common stock by causing The Depository Trust Company to transfer such shares into the Exchange Offer Agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the Exchange Offer Agent.

Shares Held in the DuPont RSP

If you hold DuPont common stock through the DuPont RSP, you can elect to either keep your shares of DuPont common stock or exchange some or all of your shares of DuPont common stock for shares of N&B common stock. You will receive instructions from Bank of America, N.A. via letter or email informing you how to make an election and the deadline for making an election. If you do not make an active election prior to the applicable deadline, none of the shares of DuPont common stock attributable to your account under the DuPont RSP will be exchanged for shares of N&B common stock. Upon the closing of the Merger, any shares of N&B common stock attributable to your account will be converted into the right to receive shares of IFF common stock.

If you do not elect to exchange some or all of the shares of DuPont common stock attributable to your account for shares of N&B common stock, you may still receive shares of N&B common stock in the Clean-Up Spin-Off in respect of the shares of DuPont common stock attributable to your account. DuPont is unable to predict how many shares of N&B common stock you would receive in the Clean-Up Spin-Off. Upon the closing of the Merger, any shares of N&B common stock attributable to your account will be converted into the right to receive shares of IFF common stock.

Signature Guarantees

Signatures on the Letter of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of DuPont common stock are tendered either (1) by a registered stockholder who has not completed the box entitled “Special Transfer Instructions” on the Letter of Transmittal or (2) for the account of a U.S. eligible institution.

If the shares of DuPont common stock held through the DRS are registered in the name of a person other than the person who signs the Letter of Transmittal, the Letter of Transmittal must be accompanied by appropriate stock powers signed exactly as the name or names of the registered owner or owners appear on the Letter of Transmittal accompanying the tender of shares of DuPont common stock held through the DRS without alteration, enlargement or any change whatsoever, with the signature(s) on the Letter of Transmittal or stock powers guaranteed by an eligible institution.

If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Exchange Offer Agent of the authority of such person so to act must be submitted as well as obtain a medallion guarantee stamp as outlined above. In the event that a signature guarantee is required to complete the Letter of Transmittal, holders of DRS shares who would otherwise have been eligible to submit the electronic Letter of Transmittal via the internet must complete and return the Letter of Transmittal to the Exchange Offer Agent by mail.

Withdrawal Rights

Shares of DuPont common stock tendered pursuant to the Exchange Offer may be withdrawn at any time after commencement of the Exchange Offer on December 31, 2020 and prior to one minute after 11:59 p.m., New York City time, on the expiration date of the Exchange Offer (currently expected to be January 29, 2021). Once DuPont accepts shares of DuPont pursuant to the Exchange Offer, your tender is irrevocable. In addition, shares of DuPont common stock tendered pursuant to the Exchange Offer may be withdrawn after March 1, 2021 (i.e., after the expiration of 40 business days from the commencement of the Exchange Offer), if DuPont does not accept your shares of DuPont common stock pursuant to the Exchange Offer by such date. Once DuPont accepts shares of DuPont common stock pursuant to the Exchange Offer, your tender is irrevocable.

For a withdrawal of shares of DuPont common stock to be effective, the Exchange Offer Agent must receive from you a written notice of withdrawal, in the form made available to you, at one of its addresses or the e-mail address set forth on the back cover of the Prospectus, and your notice must include your name and the number of shares of DuPont common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If shares of DuPont common stock have been tendered pursuant to the procedures for book-entry tender discussed in the section entitled “—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company.

DuPont will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision will be final and binding, subject to the rights of the tendering stockholders to challenge DuPont’s determination in a court of competent jurisdiction. Neither DuPont nor the Exchange Offer Agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Any shares of DuPont common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer. However, you may re-tender withdrawn DuPont common stock by following one of the procedures discussed in the Prospectus in the section entitled “The Exchange Offer—Terms of The Exchange Offer—Procedures for Tendering,” at any time prior to the expiration of the Exchange Offer (or pursuant to the instructions sent to you separately).

If you hold shares of DuPont common stock through the DuPont RSP the instructions you receive from Bank of America, N.A. via letter or email will contain instructions on how to withdraw your shares.

Except for the withdrawal rights described above, any tender made under the Exchange Offer is irrevocable.

Guaranteed Delivery Procedures

If you wish to tender shares of DuPont common stock pursuant to the Exchange Offer but (i) you cannot deliver the shares or other required documents to the Exchange Offer Agent on or before the expiration of the Exchange Offer or (ii) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your DuPont common stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•

on or before the expiration date, the Exchange Offer Agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by DuPont, in the manner provided below; and

•

no later than 5:00 p.m. on the second NYSE trading day after the date of execution of such notice of guaranteed delivery, the Exchange Offer Agent must receive: (i) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of DuPont common stock in the Exchange Offer Agent’s account at The Depository Trust Company, (ii) a Letter of Transmittal for shares of DuPont common stock properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message and (iii) any other required documents.

Registered stockholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of DuPont common stock) may transmit the notice of guaranteed delivery by e-mail transmission or mail it to the Exchange Offer Agent. If you hold DuPont common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf.

IRS Form W-9/IRS Form W-8

Under U.S. federal income tax law, a non-exempt holder of shares of DuPont common stock surrendering shares of DuPont common stock in the Exchange Offer who is a “United States person” for U.S. federal income tax purposes is required to provide the Exchange Offer Agent with such holder’s correct Taxpayer Identification Number (“TIN”), generally the holder’s social security or federal employer identification number, and certify that such holder is not subject to backup withholding by completing an IRS Form W-9 or otherwise establish a basis for exemption from backup withholding. If the Exchange Offer Agent is not provided with a United States person’s correct TIN and other information and certifications required on the Internal Revenue Service (the “IRS”) Form W-9 or an adequate basis for an exemption from backup withholding before payment is made, payments of cash made to such United States person in lieu of fractional shares of IFF common stock pursuant to the Merger may be subject to backup withholding at the applicable rate (currently 24%), and such United States person may be subject to a penalty imposed by the IRS. See the instructions to IRS Form W-9 for additional information. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding may be reduced by the amount of tax withheld. If backup withholding results in an overpayment of tax, a refund or a credit may generally be obtained, provided that the required information is timely furnished to the IRS. Each holder of DuPont common stock should consult its tax advisor regarding qualification for an exemption from backup withholding, the procedure for obtaining an exemption, and the applicable backup withholding rate. Failure to complete an IRS Form W-9 or applicable IRS Form W-8, in each case if applicable, will not, by itself, cause the shares of DuPont common stock surrendered by a holder of shares of DuPont common stock to be deemed invalidly tendered.

Certain holders (including, among others, all corporations and certain foreign persons) are not subject to these backup withholding requirements. A holder of shares of DuPont common stock surrendering shares of DuPont common stock in the Exchange Offer who is not a United States person may qualify as an exempt recipient by providing the Exchange Offer Agent with a properly completed applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s foreign status or by otherwise establishing an exemption. See the instructions to the applicable IRS Form W-8 for additional information.

If an IRS Form W-9 has been provided herewith, then in order to avoid backup withholding with respect to cash received in exchange for fractional shares pursuant to the Merger, each holder submitting shares of DuPont common stock in the Exchange Offer must provide the Exchange Offer Agent with a properly completed IRS Form W-9 (if applicable) or, alternatively, must establish another basis for exemption from backup withholding. A holder that is not a “United States person” may qualify as an exempt recipient by submitting to the Exchange Offer Agent a properly completed IRS Form W-8BEN, W-8BEN-E, Form W-8ECI, Form W-8EXP or Form W-8IMY, as applicable (which can be obtained from the IRS website http://www.irs.gov or by contacting the Exchange Offer Agent) signed under penalty of perjury, attesting to that holder’s exempt status.

If an IRS Form W-9 has not been included herewith, the Exchange Offer Agent or AST has the necessary information on file and no form is required (except as stated in the Special Transfer Instructions, in which case an IRS Form W-9 or applicable IRS Form W-8 may be obtained from the Exchange Offer Agent, AST or the IRS website (www.irs.gov)).

The information agent for the Exchange Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Telephone: 888-660-8331

MANUALLY SIGNED EMAILED COPIES OF THE LETTER OF TRANSMITTAL WILL NOT BE ACCEPTED; HOWEVER, CERTAIN HOLDERS MAY BE ELIGIBLE FOR SUBMISSION OF AN ELECTRONIC LETTER OF TRANSMITTAL THROUGH THE EXCHANGE OFFER AGENT’S WEBSITE. OTHERWISE, THE LETTER OF TRANSMITTAL, CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH RECORD STOCKHOLDER OF DUPONT TO THE EXCHANGE OFFER AGENT AT ONE OF ITS ADDRESSES SET FORTH BELOW.

The Exchange Offer Agent for the Exchange Offer is:

Computershare Trust Company, N.A.

By First Class Mail:	By Registered or Overnight Courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
Attn: Corp Actions	Attn: Corporate Actions Voluntary Offer
P.O. Box 43011	150 Royall Street
Providence RI 02940-3011	Suite V
Canton, MA 02021-1031